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                                                                     EXHIBIT 5.1


                       [DECHERT PRICE & RHOADS LETTERHEAD]

                                                   May 13, 1999



The Carbide/Graphite Group, Inc.
One Gateway Center, 19th Floor
Pittsburgh, PA  15222

Dear Sirs:

         With reference to the registration statement on Form S-8 that The Carbide/Graphite Group, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, registering 450,000 shares of common stock (par value $0.01 per share) of the Company (the "Shares") that may be offered and sold by the Company under The Carbide/Graphite Group, Inc. 1998 Stock-Based Incentive Compensation Plan (the "Plan"), which Shares, under the terms of the Plan, may be authorized and unissued shares or treasury shares, we are of the opinion that:

         1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

         2. all proper corporate proceedings have been taken so that any Shares to be offered and sold that are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common stock thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission in connection with the registration statement referred to above.

                                        Very truly yours,


                                        /s/ DECHERT PRICE & RHOADS
                                        --------------------------
                                            Dechert Price & Rhoads